Exhibit 99.1

SBT Bancorp, Inc. Reports 2009 Results

SIMSBURY, Conn.--(BUSINESS WIRE)--February 5, 2010--SBT Bancorp, Inc. (the "Company"), (OTCBB: SBTB), the holding company for The Simsbury Bank & Trust Company, today announced net income of $718,000 for the year ended December 31, 2009 compared to a net loss of $645,000 for the year ended December 31, 2008. For the quarter ended December 31, 2009, net income amounted to $191,000 compared to net income of $286,000 for the fourth quarter of 2008 which included tax benefits related to Fannie Mae and Freddie Mac preferred stock write-downs.

Net income available to common shareholders in 2009 was $522,000, or $0.60 per diluted share, compared to a net loss of $0.75 per diluted share in 2008. Net income available to common shareholders for the fourth quarter of 2009 was $126,000, or $0.15 per diluted share, compared to net income of $0.33 per diluted share in the fourth quarter of 2008.

The Company’s prior year, 2008, results included the following non-recurring items: (1) securities impairment charges net of tax benefits of $1,105,000 for holdings of Fannie Mae and Freddie Mac preferred stock; (2) reconfiguration charges of $485,000 for re-aligning the Company’s Albany Turnpike service network; and, (3) Bank Owned Life Insurance (BOLI) death benefit income of $328,000.

The Company ended the year with $274 million in total assets, an increase of $33 million or 14% compared to December 31, 2008. Results for the Company in 2009 included loan growth of 7% and deposit growth of 13%.

“Despite the many challenges 2009 presented for all financial institutions, SBT Bancorp experienced a good year of growth in loans, deposits, revenues, and earnings” said SBT Bancorp President and CEO, Martin J. Geitz. “As we move into 2010, we will continue to focus on leveraging our low-cost deposit funding and low-risk loan portfolio to maintain SBT Bancorp’s strong capital position and build shareholder value.”

On December 31, 2009 loans outstanding were $194 million, an increase of $14 million or 7% over a year ago. With a loan loss provision of $225k in the fourth quarter and $547k for the entire year, the Company's allowance for loan losses ended the year at 1.14% of total loans. The profile of the Company’s loan portfolio remained relatively low-risk throughout 2009. At year end, 72% of total loans were conventionally underwritten residential mortgages and consumer home equity lines and loans. Commercial loans represent 26% of the Company’s total loans. Other consumer loans comprise 2% of total loans. The Company’s exposure to commercial real estate concentrations is relatively low. Total exposure to builder and land development loans and non-owner occupied commercial real estate was $13 million at year end, 7% of total loans and 63% of total capital. The Company had non-accrual loans totaling $3 million, 1.6% of total loans, on December 31, 2009. Loans 30 days or more delinquent totaled $322k, 0.17% of total loans.

Total deposits on December 31, 2009 were $250 million, an increase of $30 million or 13% over a year ago. Core deposits (Demand, Savings and NOW accounts) increased by $32 million or 23% and Time Deposits decreased by $2 million or 3%. The Company continues to maintain a low-cost mix of deposits. At year end, 17% of total deposits were in non-interest bearing demand accounts, 50% were in low-cost savings and NOW accounts, and 33% were in time deposits.

Net interest and dividend income for 2009 totaled $8,968,000, an increase of 12% or $946,000 over 2008. This increase was driven primarily by the 14% growth in assets. The Company’s net interest margin for the entire year of 2009 was 3.55%, a decrease of 40 basis points from 3.95% in 2008. However, the Company’s 2009 fourth quarter net interest margin at 3.84% was up by 15 basis points over the 3.69% earned in the fourth quarter of 2008. Non-interest income in 2009 equaled $1,522,000, an increase of $249,000, or 20%, over non-interest income in 2008 adjusted for non-recurring securities impairment charges and bank owned life insurance death benefit income. Several items contributed to this increase. Revenue from service charges, gains on sales of securities, gains on loans sold, and investment services fee income all were higher in 2009 compared to 2008.

Non-interest expense for 2009 totaled $8,997,000, an increase of $166,000, or 2%, over 2008. The primary contributor to the increase in expenses was FDIC Deposit Insurance which was $516,000 in 2009, an increase of $376,000 over 2008. FDIC expenses included a special assessment charged to all FDIC insured banks which amounted to $123,000 for the Company and an overall increase in deposit insurance premiums, also charged to all FDIC insured banks. Non-interest expenses in 2008 included a one-time operating lease charge of $299,000.

Capital levels for the Simsbury Bank & Trust Company remain well in excess of those required to meet the regulatory “well-capitalized” designation.

Capital Ratios 12/31/09
	The Simsbury Bank & Trust Company	Regulatory Standard For Well-Capitalized
Tier 1 Leverage Capital Ratio	7.35%	5.00%
Tier 1 Risk-Based Capital Ratio	12.71%	6.00%
Total Risk-Based Capital Ratio	13.97%	10.00%

SBT Bancorp Inc.’s wholly owned subsidiary, Simsbury Bank & Trust Company, is an independent, locally-controlled, customer-friendly commercial bank for businesses and consumers. The Bank has approximately $274 million in assets. The Bank serves customers through full-service offices in Avon, Bloomfield, Granby and Simsbury, Connecticut; SBT Online internet banking at simsburybank.com; free ATM transactions at 2,800 machines throughout the northeastern U.S. via the SUM program; and 24 hour telephone banking. The Bank’s wholly-owned subsidiary, SBT Investment Services, Inc., offers securities and insurance products through LPL Financial and its affiliates, Member FINRA/SIPC. SBT Bancorp, Inc. is traded over-the-counter under the ticker symbol of OTCBB: SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT BANCORP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

	12/31/2009	12/31/2008

ASSETS
Cash and due from banks	$8,213	$8,785
Interest-bearing deposits with FRB of Boston	4,945	2,607
Interest-bearing deposits with Federal Home Loan Bank	163	116
Federal funds sold	2,416	1,800
Money market mutual funds	1,353	3,027
Cash and cash equivalents	17,090	16,335

Interest-bearing time deposits with other bank	5,488	7,320
Investments in available-for-sale securities (at fair value)	50,011	32,997
Federal Home Loan Bank Stock, at cost	631	631

Loans outstanding	193,515	180,091
Less allowance for loan losses	2,211	2,017
Loans, net	191,304	178,074

Premises and equipment	684	846
Accrued interest receivable	977	836
Bank owned life insurance	3,846	1,204
Other assets	3,708	2,513
Total other assets	9,215	5,399

TOTAL ASSETS	$273,739	$240,756

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
Demand deposits	$43,887	$38,288
Savings and NOW deposits	124,481	98,264
Time deposits	82,077	84,327
Total deposits	250,445	220,879

Federal Home Loan Bank advance	-	1,000
Securities sold under agreements to repurchase	913	577
Other liabilities	969	1,454
Total liabilities	252,327	223,910

Stockholder's equity:
Preferred Stock - Class A	3,805	-
Preferred Stock - Class B	225	-
Common stock, no par value; authorized 2,000,000 shares; issued and outstanding 864,976 shares on 12/31/09 and 12/31/08	9,372	9,328
Retained earnings	7,782	7,543
Accumulated other comprehensive income (loss)	228	(25)
Total shareholders' equity	21,412	16,846

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$273,739	$240,756

SBT BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except for per share amounts)

	For the quarter ended		For the year ended
	12/31/2009	12/31/2008	12/31/2009	12/31/2008
Interest and dividend income
Interest and fees on loans	$2,567	$2,484	$9,821	$9,814
Investment securities	517	292	1,945	1,105
Federal funds sold and overnight deposits	4	19	25	145
Total interest and dividend income	3,088	2,795	11,791	11,064

Interest expense
Deposits	584	774	2,808	2,976
Repurchase agreements	1	4	8	48
Federal Home Loan Bank advances	-	14	7	18
Total interest expense	585	792	2,823	3,042

Net interest and dividend income	2,503	2,003	8,968	8,022

Provision for loan losses	225	200	547	450

Net interest and dividend income after provision for loan losses	2,278	1,803	8,421	7,572

Noninterest income (charge)
Service charges on deposit accounts	149	116	544	479
Gain (loss) on sales of available for sale securities	(1)	-	39	10
Write-downs of available for sale securities	-	(87)	-	(1,755)
Other service charges and fees	149	140	562	576
Increase in cash surrender value of life insurance policies	43	12	142	61
BOLI death benefit income	-	-	-	328
Gain on loans sold	-	-	60	-
Investment services fees and commissions	27	16	101	82
Other income	12	9	74	65
Total noninterest income (charge)	379	206	1,522	(154)

Noninterest expense
Salaries and employee benefits	1,132	1,141	4,165	4,285
Premises and equipment	369	406	1,478	1,699
Impairment on Operating Lease	-	299	-	299
Advertising and promotions	92	105	398	384
Forms and supplies	48	34	186	152
Professional fees	118	211	513	408
Directors fees	33	45	132	146
Correspondent charges	66	68	272	241
Postage	27	28	104	106
FDIC Assessment	201	66	516	140
Data Processing Fees	115	31	365	122
Other expenses	215	240	868	849
Total noninterest expense	2,416	2,674	8,997	8,831

Income (loss) before taxes	241	(665)	946	(1,413)
Income tax provision (benefit)	50	(951)	228	(768)

Net income (loss)	$191	$286	$718	$(645)

Less: Preferred stock dividend and accretion	$65	$-	$196	$-

Net income (loss) available to common shareholders	$126	$286	$522	$(645)

Average shares outstanding, basic	864,976	864,976	864,976	860,030
Net income (loss) available per common share, basic	$0.15	$0.33	$0.60	$(0.75)

Average shares outstanding, assuming dilution	865,001	865,276	864,976	860,030
Net income (loss) available per common share, assuming dilution	$0.15	$0.33	$0.60	$(0.75)

CONTACT:
SBT Bancorp, Inc.
The Simsbury Bank & Trust Company
Anthony F. Bisceglio, 860-408-5493
EVP & CFO
860-408-4679 (fax)
abisceglio@simsburybank.com